PRESS RELEASE

New Qualified Person Joins Team

Exploration and Feasibility Study Update

July 11 2006, Vancouver, British Columbia – New Gold Inc. (NGD: TSX/AMEX) is pleased to announce the appointment of Brian O’Connor as Chief Geologist.  He will also act as a  Qualified Person (under National Instrument 43-101) for the Company.

In making this announcement, President and CEO Chris Bradbrook stated, “We are very pleased that Brian has joined our team.  During his more than 20 year career, he has successfully contributed to expanding the reserve and resource base around existing operations in British Columbia, Ontario and Quebec.  Most recently he was Chief Geologist and Qualified Person for the Kemess South Mine in northern British Columbia, Canada.  We believe that his experience will be invaluable at our New Afton Project, Kamloops, British Columbia, on which we are currently conducting a Feasibility Study, and where we are also continuing exploration for additional Copper-Gold (Cu-Au) mineralization.”

Mike Hibbitts, previously Vice President of Exploration and Development for New Gold, has left the Company effective June 30, 2006 to pursue other opportunities.  The Company would like to thank Mike for all his efforts and hard work at the New Afton Project and wishes him every success with his future endeavors.

Exploration

Exploration and geotechnical investigations continue at the New Afton site with 2 diamond drill rigs underground and 2 at surface.  The second of the surface drill rigs was recently added and has commenced drilling to test for mineralization at greater depths than those encountered to date (1000m below surface).  Initially this second drill will target intersections at depths of up to 1300m below surface, but has the capability (if needed) of testing for extensions at greater depths.  Exploration results will continue to be released as data is received, compiled and interpreted.

Feasibility Study

The updated resource estimation (which will include the results of the 2005/2006 underground infill diamond drilling) is nearing completion and will be released shortly.  Work on the mining method trade-off study is also nearing completion. The Feasibility Study remains on schedule with the goal of completion by the end of Q4, 2006.

New Gold continues to be in excellent financial condition with cash of approximately CDN$77 million and no debt.  The Company has only 24 million shares outstanding and 30.5 million shares fully diluted.

For further information on New Gold Inc. and the New Afton Project, please contact:

Chris Bradbrook

President and Chief Executive Officer

New Gold Inc.

601 - 595 Howe Street, Vancouver, B.C. V6C 2T5
Tel: 877-977-1067 or 604-687-1629, Fax: 604-687-2845
Email: invest@newgoldinc.com
Website: www.newgoldinc.com

Safe Harbor Statement under the United States Private Securities Litigation Act of 1995:  This release made may contain forward-looking statements that are affected by known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed, implied or anticipated by such forward-looking statements.  Such forward-looking statements herein represent management’s best judgment as of the date hereof based on information currently available.  The Company does not intend to update this information and disclaims any legal liability to the contrary. Cautionary Note to U.S. Investors concerning resource estimates.  This press release discusses the results of a scoping study, which is a “preliminary assessment” as defined in the Canadian NI 43-101, under which the use of inferred mineral resources is permitted under certain circumstances. The U.S. Securities and Exchange Commission regulations do not recognize any circumstances in which inferred mineral resources may be so used.  U.S. investors are cautioned not to assume that any part or all of an inferred resource category described as a ‘resource falling within the mine plan’ will ever be converted into ‘reserves’ within the definition of that term in SEC Industry Guide 7.  Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources.  This section uses the terms “measured” and “indicated resources.”  We advise U.S. investors that, while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

WARNING:  The Company relies upon litigation protection for “forward-looking” statements.